Exhibit 99.1

Report of Independent Auditors

To K-Sea Transportation Partners LLP:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of members’ equity and of cash flows present fairly, in all material respects, the financial position of the Smith Maritime Group at December 31, 2006 and December 31, 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey

September 13, 2007

THE SMITH MARITIME GROUP

COMBINED BALANCE SHEETS

(in thousands)

	December 31,		June 30,
	2006	2005	2007 (unaudited)
Assets
Current Assets
Cash and cash equivalents	$19,457	$20,445	$15,848
Accounts receivable, net	4,876	3,611	4,861
Prepaid expenses and other current assets	611	692	1,524
Total current assets	24,944	24,748	22,233
Vessels and equipment, net	62,966	57,678	68,617
Construction in progress	12,934	9,037	18,095
Other assets	366	245	368
Total assets	$101,210	$91,708	$109,313
Liabilities and Members’ Equity
Current Liabilities
Current portion of long-term debt	$22,774	$3,193	$21,774
Accounts payable	3,279	2,962	3,615
Accrued expenses and other current liabilities	3,547	3,381	3,540
Deferred revenue	2,107	1,696	2,499
Total current liabilities	31,707	11,232	31,428
Term loans and capital lease obligation	12,622	26,184	11,541
Other long-term liabilities	527	46	127
Total liabilities	44,856	37,462	43,096
Commitments and contingencies
Members’ equity	56,354	54,246	66,217
Total liabilities and members’ equity	$101,210	$91,708	$109,313

See accompanying notes to consolidated financial statements.

THE SMITH MARITIME GROUP

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	For the Years Ended December 31,			For the six months ended June 30,
	2006	2005	2004	2007 (unaudited)	2006 (unaudited)
Voyage revenue	$48,175	$42,241	$36,936	$24,459	$21,621
Bareboat charter and other revenue	4,130	3,410	3,937	3,999	2,170
Total revenues	52,305	45,651	40,873	28,458	23,791
Voyage expenses	5,355	4,195	3,748	3,015	2,518
Vessel operating expenses	19,951	16,917	14,711	9,917	9,560
General and administrative expenses	5,793	6,113	4,943	3,822	2,710
Depreciation and amortization	6,280	6,076	4,841	3,366	3,018
Net (gain) loss on sale of vessels	(1,379)	436	(740)	(2,580)	(778)
Total operating expenses	36,000	33,737	27,503	17,540	17,028
Operating income	16,305	11,914	13,370	10,918	6,763
Interest expense, net	2,090	2,307	2,724	1,231	980
Other (income) expense, net	309	(420)	438	(682)	(411)
Net income	13,906	10,027	10,208	10,369	6,194

See accompanying notes to consolidated financial statements.

THE SMITH MARITIME GROUP

COMBINED STATEMENT OF MEMBERS’ EQUITY

(in thousands)

Total Members’ Equity

Balance of Members’ Equity at January 1, 2004	$39,995
Net income	10,208
Distributions	(2,931)
Balance of Members’ Equity at December 31, 2004	47,272
Net income	10,027
Distributions	(3,054)
Capital contributions	1
Balance of Members’ Equity at December 31, 2005	54.246
Net income	13,906
Distributions	(11,798)
Balance of Members’ Equity at December 31, 2006	56,354
Net income (unaudited)	10,369
Distributions (unaudited)	(506)
Balance of Members’ Equity at June 30, 2007 (unaudited)	$66,217

See accompanying notes to consolidated financial statements.

THE SMITH MARITIME GROUP

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended December 31			For the Six Months Ended June 30,
	2006	2005	2004	2007 (unaudited)	2006 (unaudited)
Cash flows from operating activities:
Net income	$13,906	$10,027	$10,208	$10,369	$6,194
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,280	6,076	4,841	3,366	3,018
Provision for doubtful accounts	88	96	165	—	96
Loss (gain) on interest rate swap	444	(440)	485	(379)	(309)
Net (gain) loss on sale of vessels	(1,379)	436	(740)	(2,580)	(778)
Changes in operating working capital:
Accounts receivable	(1,353)	1,497	910	99	11
Prepaid expenses and other current assets	80	(337)	(17)	64	62
Accounts payable	318	(198)	407	335	139
Accrued expenses and other current liabilities	275	562	519	(459)	186
Deferred revenue	411	(607)	1,100	392	446
Other assets	(135)	58	(78)	(54)	(85)
Net cash provided by operating activities	18,935	17,170	17,800	11,153	8,980
Cash flows from investing activities:
Vessel acquisitions	—	(4)	(15,392)	—	—
Construction of tank vessels	(14,024)	(8,905)	(7,900)	(12,499)	(12,971)
Capital expenditures	(1,628)	(824)	(2,715)	(1,932)	(538)
Net proceeds on disposal of vessels	1,582	46	3,117	2,850	902
Other	36	—	—	14	50
Net cash used in investing activities	(14,034)	(9,687)	(22,890)	(11,567)	(12,557)
Cash flows from financing activities:
Borrowings on related-party demand notes	(58)	70	26	14	(24)
Proceeds from issuance of long-term debt	9,749	5,600	14,000	—	9,292
Payments on related party demand notes	(69)	(123)	(6)	(678)	(69)
Financing costs paid	—	—	(20)	—	—
Payments of term loans and capital lease obligations	(3,731)	(9,796)	(3,390)	(2,165)	(1,892)
Capital contributions	—	1	—	—	—
Distributions to members	(11,780)	(3,054)	(2,931)	(366)	(292)
Net cash provided by (used in) financing activities	(5,889)	(7,302)	7,679	(3,195)	7,015
Cash and cash equivalents:
Net increase (decrease)	(988)	181	2,589	(3,609)	3,438
Balance at beginning of period	20,445	20,264	17,675	19,457	20,445
Balance at end of period	$19,457	$20,445	$20,264	$15,848	$23,883
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$4,539	$4,059	$3,432	$2,494	$1,790
Supplemental disclosure of non-cash investing and financing activities:
Note payable issued in lieu of member distributions	$18	$—	$—	$140	$—

See accompanying notes to consolidated financial statements.

THE SMITH MARITIME GROUP

NOTES TO COMBINED FINANCIAL STATEMENTS

(dollars in thousands)

Note 1:  The Combined Companies

The Smith Maritime Group includes a) Smith Maritime, Ltd., a Hawaii corporation and its wholly owned subsidiaries Hawaiian InterIsland Towing, Inc., Tow Boat Services & Management, Inc., Uaukewai Diving, Salvage & Fishing, Inc. and Marine Logistics, Inc. and Go Big Chartering, LLC, a Washington limited liability company (collectively “Smith”), which are engaged in the marine transportation of refined petroleum products and related businesses along the West Coast of the United States and Hawaii, and b) Sirius Maritime, LLC, a Washington limited liability company (“Sirius”), is engaged in the marine transportation of refined petroleum products in the Western and Northeastern United States.

On June 25, 2007 K-Sea Transportation Partners, L.P. (“K-Sea”), through certain wholly owned subsidiaries, entered into agreements to acquire all of the equity interests in Smith and Sirius.

Note 2:  Summary of Significant Accounting Policies

Basis of Presentation.  These financial statements include the combined results of operations for Smith and Sirius (collectively, the “Companies”) for the periods presented.  All material inter-company transactions and balances have been eliminated in combination.

Interim Financial Data.  The interim financial data are unaudited.  However, in the opinion of management, the interim financial data as of June 30, 2007 and for the six months ended June 30, 2007 and 2006 includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the financial results for such interim periods.  The results of operations for interim periods are not necessarily indicative of the results of operations to be expected for a full year.

Cash and Cash Equivalents.  The Companies consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Vessels and Equipment.  Vessels and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the individual assets as follows: marine vessels—ten to thirty years; and pier and office equipment—five to ten years.

Major renewals and betterments of assets are capitalized and depreciated over the remaining useful lives of the assets.  Leasehold improvements are capitalized and depreciated over the shorter of their useful lives or the remaining term of the lease.  Maintenance and repairs that do not improve or extend the useful lives of the assets, including mandatory drydocking expenditures, are expensed.

When property items are retired, sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts with any gain or loss on the dispositions included in income. Assets to be disposed of are reported at the lower of their carrying amounts or fair values, less the estimated costs of disposal.

Deferred Revenue.  Deferred revenue arises as a normal part of business from advance billings under charter agreements.  Revenue is recognized ratably over the contract period.

Revenue Recognition.  The Companies earn revenue under voyage charters, time charters and bareboat charters. For voyage charters, revenue is recognized based upon the relative transit time in each period, with expenses recognized as incurred. Although certain voyage charters may be effective for a period in excess of one year, revenue is recognized over the transit time of individual voyages, which are generally less than ten days in duration. For time charters and bareboat charters, revenue is recognized ratably over the contract period, with expenses recognized as incurred. Estimated losses on contracts of affreightment and charters are accrued when such losses become evident.

Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. The most significant estimates relate to depreciation of the vessels, the allowance for doubtful accounts and valuation of contingent liabilities. Actual results could differ from these estimates.

Concentrations of Credit Risk.  Financial instruments which potentially subject the Companies to concentrations of credit risk are primarily cash and cash equivalents and trade accounts receivable. The Companies maintain its cash and cash equivalents on deposit at a financial institution in amounts that, at times, may exceed insurable limits.

With respect to accounts receivable, the Companies extend credit based upon an evaluation of a customer’s financial condition and generally do not require collateral. The Companies maintain an allowance for doubtful accounts for potential losses, totaling $474, $500 and $474 (unaudited) at December 31, 2006 and 2005, and June 30, 2007 respectively, and do not believe they are exposed to concentrations of credit risk that are likely to have a material adverse effect on financial position, results of operations or cash flows.  For the years ended December 31, 2006, 2005 and 2004, and for the six months ended June 30, 2007 and 2006, the Companies’ allowance for doubtful amounts was impacted by additional charges of $88, $96, $165, $0 (unaudited) and $96 (unaudited), and write-offs of $115, $41, $0, $0 (unaudited) and $0 (unaudited), respectively.

Derivative instruments.   The Companies utilize derivative financial instruments to reduce interest rate risks. The Companies do not hold or issue derivative financial instruments for trading purposes. Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133), as amended, establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition and measure those instruments at fair value.  Changes in fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting.  The accounting for gains and losses associated with changes in the fair value of the derivative and the effect on the financial statements will depend on its hedge designation and whether the hedge is highly effective in achieving offsetting changes in fair value of cash flows of the asset or liability hedged.

Fair value information.  The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and demand notes payable approximate fair value due to the short term nature of these instruments. The revolving loan and term loan with the Bank of America which are carried at cost, which approximate fair value because the interest rates on such loans are based on floating rates identified by reference to market rates. The fair value of the term loan with GE Capital approximates cost based on the borrowing rates currently available for bank loans with similar terms and average maturities. The fair value of the Companies swap agreements reflects the estimated amounts that the Companies would receive or pay to terminate the contracts at December 31, 2006.

Income Taxes.  The Companies are not tax paying entities for federal income tax purposes and thus no income tax expense has been recorded in the financial statements.  Income of the Companies are taxable to the members in their respective member returns.

Note 3:  Vessels and Equipment and Construction in Progress

At December 31, 2006 and 2005, and June 30, 2007, vessels and equipment and construction in progress comprised the following:

	December 31, 2006	December 31, 2005	June 30, 2007 (unaudited)
Vessels	$102,861	$91,358	$109,098
Pier and office equipment	939	1,610	942
	103,800	92,968	110,040
Less accumulated depreciation and amortization	40,834	35,290	41,423
Vessels and equipment, net	$62,966	$57,678	$68,617
Construction in progress	$12,934	$9,037	$18,095

Depreciation and amortization of vessels and equipment for the years ended December 31, 2006, 2005 and 2004, and for the six months ended June 30, 2007 and 2006, was $6,263, $6,043, $4,810, $3,349 (unaudited) and $3,002 (unaudited), respectively.

On June 30, 2006, Sirius took delivery of the vessel “Deneb”, an 80,000-barrel tank barge.  The total cost to construct the vessel amounted to $10,349.

Restricted Cash.  In September 2001, Smith entered into a Capital Construction Fund Agreement (“Agreement”) with the United States of America, administered by the Maritime Administration of the Department of Transportation.  Capital Construction Funds were established under the Merchant Marine Act of 1936 (the “Act”), and permitted Smith to make contributions from earnings of eligible vessels into a separate fund for the purpose of funding the acquisition, construction and/or reconstruction of vessels to be operated in the United States, Great Lakes, or noncontiguous domestic trades.  Such contributions are deductible by Smith’s owners for purposes of determining taxable income.  Funding is deposited into a separate bank account, subject to reporting and withdrawal rules under the Act, and is invested in cash or cash equivalent accounts.  Withdrawals are made to fulfill the vessel construction objectives set out in the Agreement.  Restricted cash as of December 31, 2006 and 2005, and June 30, 2007 was $32, $18, and $18 (unaudited), respectively, and is included in other assets in the combined balance sheet.

Note 4:  Financing

Term Loans and Capital Lease Obligation

Term loans and capital lease obligations outstanding at December 31, 2006 and 2005, and June 30, 2007 were as follows.  Descriptions of these borrowings are included below:

	December 31, 2006	December 31, 2005	June 30, 2007 (unaudited)

Revolving loan — Bank of America.	$20,629	$12,133	$19,610
Term loan — Bank of America	4,526	5,218	4,169
Term loan — GE Capital	3,681	4,215	3,360
Term loan — Safeco		562
Capital lease obligation — Fuel Transport Co.	5,976	6,433	5,720
Capital lease obligation — Bank of Hawaii	584	816	456
	35,396	29,377	33,315
Less current portion	22,774	3,193	21,774
	$12,622	$26,184	$11,541

On August 5, 2004, Sirius entered into a term loan agreement with Bank of America. The balance was payable in monthly installments of $117 plus interest at the British Bankers’ Association London Interbank Offered Rate, or LIBOR, plus a margin of 1.9% and a maturity date of August 14, 2014. The loan was collateralized by one vessel (“Leo”) owned by Smith. On June 2, 2004, Sirius entered into an agreement with Bank of America to swap the one-month, US dollar LIBOR based, variable interest rate payments on $14,000 of loans for a fixed payment rate of 4.86% over the same term as the loan. This swap resulted in a fixed interest rate of 6.76%.

On June 27, 2006, Sirius amended its credit agreement with Bank of America. The agreement was amended to provide additional funding for the construction cost of the vessel “Deneb” and provided for a reducing revolving loan with an initial balance of $21,066.  Sirius had a balance outstanding on the note in the amount of $20,629 and $19,610 (unaudited) at December 31, 2006 and June 30, 2007, respectively. The balance is payable in 142 monthly installments of $146, plus interest at LIBOR plus a margin of 1.15% to 1.30% based upon the ratio of total funded debt to earnings before interest, taxes, depreciation and amortization (EBITDA), as defined by the agreement. Sirius interest adjusted LIBOR rate was 6.62%, 5.69% and 6.62% (unaudited) at December 31, 2006 and 2005, and June 30, 2007, respectively. Additional borrowings are available at Sirius’ request and upon the lender’s approval through August 1, 2018.  The loan is collateralized by three vessels (“Altair”, “Antares” and “Deneb”) owned by Sirius and one vessel (“Leo”) owned by Smith.  Sirius has a standby letter of credit in the amount of $50 with Bank of America related to a customs bond.

On July 24, 2006, Sirius entered into an agreement with Bank of America to swap the one-month, U.S. dollar LIBOR based, variable interest payments on $20,800 of loans for a fixed payment at a rate of 5.56%, over the same term as the loan.  This swap will result in a fixed interest rate on the note of 6.71% to 6.86% depending on Sirius’ total funded debt to EBITDA ratio.  The fair value of the swap contract, a liability in the amount of $527, $46, and $127 (unaudited) at December 31, 2006 and 2005 and at June 30, 2007, is classified as noncurrent under other liabilities since management does not intend to settle it during 2007.  The unrealized gain (loss) of $(481), $440, $(485), $400 (unaudited), and $309 (unaudited) related to the change in fair value of the swap contract for the years ended December 31, 2006, 2005 and 2004 and for the six months ended June 30, 2007 and 2006 have been included under other income (expense), net in these financial statements.

On March 23, 2005, Smith entered into a term loan agreement with Bank of America.  The balance is payable in 84 monthly installments ranging from $53 to $81, plus interest at LIBOR plus a margin of 1.00%.  The LIBOR rate was 5.32%, 4.39% and 5.32% (unaudited) at December 31, 2006 and 2005, and June 30, 2007, respectively.  The loan is collateralized by the vessel “Rigel”.

On March 23, 2005, Smith entered into an agreement with Bank of America to swap the one-month, U.S. dollar LIBOR based, variable interest payments on the above mentioned term loan for a fixed payment at a rate of 4.87%, over the same term as the loan.  This swap results in a fixed interest rate on the note of 5.87%.  The fair value of the swap contract is an asset (liability) in the amount of $16, $(21) and $41 (unaudited) at December 31, 2006 and 2005, and at June 30, 2007, respectively, and is classified as noncurrent since management does not intend to settle it during 2007.  The gain (loss) of $37, $(21), $25 (unaudited) and $107 (unaudited) for the years ended December 31, 2006 and 2005, and the six months ended June 30, 2007 and 2006, respectively, related to the fair value of the swap contract and have been included in other income (expense), net in these combined financial statements.

On February 8, 2002, Smith entered into a promissory note with GE Capital Corporation.  This promissory note was amended and restated on September 7, 2005 upon which date the balance is payable in 72 monthly installments of $72, plus interest at a fixed interest rate of 5.7% per anuum.  The loan is collateralized by the vessel “Noa”.

On September 27, 1996, Smith entered into a loan agreement with Safeco Credit Company Inc.  The loan was payable in interest only payments from November 1, 1996 through June 1, 1997.  Beginning July 1, 1997, the balance was payable in 120 monthly installments of $55, which includes interest at 9.25% per annum.  The loan was collateralized by the vessel “Namahoe”, and was paid in full as of December 31, 2006.

As of December 31, 2006, maturities of long-term debt, without regards to covenant compliance, for each of the next five years were as follows:

2007	$3,141
2008	3,237
2009	3,326
2010	3,420
2011	3,423

Sirius is obligated under a capital lease with an unrelated party. The lease is payable monthly at the rate of $4 per day including interest at an effective annual rate of 14.8% maturing October 2012. The lease includes an option to purchase a one-half interest in the vessel at the end of the lease for an amount of $1,734, which Sirius considers a bargain purchase. The leased vessel has been recorded under property and equipment with a total cost of $7,669 with related accumulated depreciation of $2,160, $1,662 and $2,409 (unaudited) at December 31, 2006 and 2005 and June 30, 2007, respectively.

Smith charters the vessel “Hui Mana” from an unrelated party under a twenty-year lease which expires in March 2009, with five consecutive one year renewal options.  This lease is accounted for as a capital lease; lease payments total $26 monthly.  This vessel is recorded under vessels and equipment, net in the combined balance sheet with a cost of $2,672 and accumulated depreciation of $2,382, $2,249 and $2,450 (unaudited) at December 31, 2006 and 2005 and June 30, 2007, respectively.

As of December 31, 2006, future minimum lease payments on capital lease obligations for each of the next five years and thereafter were as follows:

2007	$1,714
2008	1,714
2009	1,452
2010	1,400
2011	1,400
Thereafter	2,668
10,348
Less amounts representing interest	(3,670)
Present value of minimum lease payments	6,678
Less current portion	(785)
Long-term portion	$5,893

Restrictive Covenants

The agreements governing the term loans contain restrictive covenants that, among others, require the Companies to adhere to certain financial covenants including debt to worth, funded debt to EBITDA and debt service coverage.  Sirius was not in compliance with its covenants at December 31, 2006 and June 30, 2007 and as a result the term loan to Bank of America has been classified under current liabilities at these dates in the combined balance sheets.  For Smith, the lender has waived compliance with all covenants for all periods.

Interest

Interest expense and interest income was as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2006	2005	2004	2007 (unaudited)	2006 (unaudited)
Interest expense	$3,042	$3,050	$2,963	$1,452	$1,398
Interest income	(952)	(743)	(239)	(221)	(418)
Interest expense, net	$2,090	$2,307	$2,724	$1,231	$980

The weighted average interest rate on the term loans was 6.6%, 6.4% and 6.6% at December 31, 2006 and 2005, and June 30, 2007 respectively, which debt is subject to prepayment fees.  Interest payable totaled $133, $65 and $0 (unaudited) as of December 31, 2006 and 2005, and June 30, 2007, respectively, and is included in accrued expenses and other current liabilities in the combined balance sheets.

Note 5: Commitments and Contingencies

Sirius leases office space from an unrelated party under an agreement expiring February, 2008. Sirius also leases office equipment under operating lease agreements.  Rent expense under the agreements amounted to $58, $61, $57, $30 (unaudited) and $29 (unaudited) for the years ended December 31, 2006, 2005, 2004 and the six months ended June 30, 2007 and 2006, respectively.

Smith leases office space from an unrelated party on a month to month basis.  Smith also leases office equipment under operating lease agreements.  Rent expense for the years ended December 31, 2006, 2005 and 2004 and for the six months ended June 30, 2007 and 2006 totaled $179, $276, $284, $138 (unaudited) and $135 (unaudited).

Sirius charters the vessel “El Lobo Grande II” from an unrelated party for an amount of $1 per day, payable monthly and maturing August, 2007. Sirius has an option to purchase the vessel at the end of the charter for an amount of $2,050.  Charter expense incurred under this agreement and various other charters with non-related parties amounted to $1,590, $963, $2,256, $472 (unaudited) and $1,308 (unaudited), for the years ended December 31, 2006, 2005, 2004, and for the six months ended June 30, 2007 and 2006, respectively.

Minimum future rental payments for years ending December 31, 2006, are as follows:

Year ending December 31,
2007	$329
2008	10
2009	—
2010	—
2011 and thereafter	—
Total	$339

The Companies charter vessels to customers under lease agreements expiring between 2007 and 2019.  At December 31, 2006, minimum contractually agreed future revenue under these charters was as follows:

Year ending December 31,
2007	$34,986
2008	20,104
2009	12,977
2010	9,572
2011	7,271
Thereafter	29,383
Total	$114,293

Smith has been in discussion with the Hawaii Department of Taxation (the “Department”) relative to its collection and remittance of general excise tax for the years 1999 to 2005.  The Department has indicated that it will issue an assessment for unremitted general excise tax for the periods under audit.  As of December 31, 2006 and 2005, and June 30, 2007, Smith has recorded an accrual of $2,786, $2,633 and $2,863 (unaudited), respectively, based on management’s estimate of tax, interest and penalties to be paid.  Excise tax is included in general and administrative expenses.  The related interest and penalties are included in interest expense.

The Companies are the subject of various claims and lawsuits in the ordinary course of business for monetary relief arising principally from personal injuries, collisions and other casualties. Although the outcome of any individual claim or action cannot be predicted with certainty, the Companies believe that any adverse outcome, individually or in the aggregate, would be substantially mitigated by applicable insurance and would not have a material adverse effect on the Companies’ financial position, results of operations or cash flows.

Note 6: Retirement Plans

Sirius sponsors a salary deferral retirement plan for employees under section 401(k) of the Internal Revenue Service. The plan covers all employees who meet the plan’s eligibility requirements. Employees may elect to contribute up to 25% of their compensation, not to exceed certain dollar limits. Sirius may elect, at its own discretion, to make matching and discretionary contributions to the plan.  Sirius made matching and discretionary contributions in the amount of $91, $81, $39, $38 (unaudited) and $27 (unaudited) for the years ended December 31, 2006, 2005 and 2004, and for the six months ended June 30, 2007 and 2006, respectively.

Smith sponsors a salary deferral and profit sharing retirement plan for employees under section 401(k) of the Internal Revenue Service.  The plan covers all employees who meet the plan’s eligibility requirements.  Employees may elect to contribute up to 75% of their compensation, not to exceed certain dollar limits.  Smith may elect, at its own discretion, to make matching and discretionary contributions to the plan.  The 401(k) plan expenses totaled $77, $108, $7, $0 (unaudited) and $38 (unaudited) for the years ended December 31, 2006, 2005 and 2004, and the six months ended June 30, 2007 and 2006, respectively.

Note 7: Major Customers

Three customers accounted for 48%, 13% and 11% of combined revenues for the year ended December 31, 2006, three customers accounted for 45%, 15% and 10% of combined revenues for the year ended December 31, 2005, three customers accounted for 40%, 20% and 12% of combined revenues for the year ended December 31, 2004, two customers accounted for 46% (unaudited) and 18% (unaudited) of combined revenues for the six months ended June 30, 2007, and three customers accounted for 50% (unaudited), 14% (unaudited) and 10% (unaudited) of combined revenues for the six months ended June 30, 2006.

Note 8: New Accounting Pronouncements

On June 2, 2005, the FASB issued FASB Statement No. 154, “Accounting Changes and Error Corrections-a replacement of APB No. 20 and FAS No. 3” (“FAS 154”).  FAS 154 replaces APB Opinion No. 20, “Accounting Changes” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements” and changes the requirements for the accounting for and reporting of a change in accounting principle.  FAS 154 applies to all voluntary changes in accounting principle.  It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.  When a pronouncement includes specific transition provisions, those provisions should be followed.  The Companies adopted FAS 154 as of December 31, 2006, and such adoption did not have a significant impact on their financial position, results of operations or cash flows.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”).  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”.  FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Companies adopted FIN 48 effective January 1, 2007 and such adoption of FIN 48 did not have a significant impact on the Companies’ financial condition, results of operations or liquidity (unaudited).

In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (“FAS 157”).  FAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  FAS 157 applies under other accounting pronouncements that require or permit fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007, and the Companies are currently analyzing its impact, if any.

Note 9: Related Party Transactions

Sirius has related party demand notes payable to:  RCD Maritime LLC, a Company member;  Robert Dorn, owner of RCD Maritime, LLC;  WS Maritime Pacific, LLC, a Company member;  Smith Maritime, LLC, a Company member; and Gordon Smith, owner of Smith Maritime, LLC.  The notes accrue interest at 9% on the original principal balances only.  Interest on these notes does not compound resulting in lower effective interest rates.  The demand notes payable included in accrued expenses and other current liabilities are as follow:

	December 31, 2006	December 31, 2005	June 30, 2007 (unaudited)

RCD Maritime, LLC.	$—	$95	$—
Robert Dorn	17	5	17
WS Maritime Pacific, LLC	3	—	73
Gordon Smith	175	163	179
Smith Maritime, LLC	14	—	84
	$209	$263	$353

Sirius incurred interest expense on these related party demand notes as follows:

	For the Years Ended December 31,			For the Six Months Ended June 30,
	2006	2005	2004	2007 (unaudited)	2006 (unaudited)

RCD Maritime, LLC.	$2	$6	$6	$—	$2
Robert Dorn	1	—	—	—	1
WS Maritime Pacific, LLC	—	4	6	—	—
Gordon Smith	11	—	—	4	7
Smith Maritime, LLC	—	—	—	—	—
	$14	$10	$12	$4	$10

Note 10: Subsequent events

On August 14, 2007, K-Sea, through certain wholly-owned subsidiaries, completed the acquisition of all of the equity interests in the Companies.  The aggregate purchase price for the Companies was approximately $202,962, comprising $169,154 in cash, $23,573 of assumed debt, and K-Sea units valued at $10,235.